EXHIBIT 99.3
VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
June 30, 2010

	Trailing
	twelve
	months ended
($ presented in millions)	June 30, 2010
Interest Coverage Ratio:
Adjusted EBITDA(1)	$326.6
Add: Equity method cash distributions received	1.2
Less: Non-controlling interest distributions paid	(2.8)
Add: Franchise tax expense	0.2
Add: Gross interest income recognized	1.4
Add: Capitalized interest recorded	2.4

Consolidated EBITDA, as defined in senior secured credit agreement	$329.0	A

Net interest	$115.5
Add: Capitalized interest recorded	2.4
Less: Non-cash accretion of senior discount notes	(6.5)
Less: Non-cash amortization of financing costs	(5.2)
Less: Interest related to specified construction projects	(1.6)

Consolidated cash interest expense, as defined in senior secured credit agreement	$104.6	B

Interest coverage ratio (A/B)	3.15	x

Minimum interest coverage ratio required as of June 30, 2010	2.00	x

	As of
	June 30, 2010
Leverage Ratio:
Term debt and senior notes outstanding	$1,752.0
Less: Cash and cash equivalents	(257.6)
Less: Restricted cash	(2.3)
Less: Debt incurred to fund specified construction projects	(49.1)

Consolidated debt, as defined in senior secured credit agreement	$1,443.0	C

Consolidated EBITDA, as defined in senior secured credit agreement	$329.0	A

Leverage ratio (C/A)	4.39	x

Maximum leverage ratio allowed as of June 30, 2010	6.25	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
June 30, 2010
(continued)

(1)	Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized holding losses on investments, debt extinguishment costs, acquisition related expenses, impairment losses and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended June 30, 2010 (in millions).

Year
ended
June 30,
2010
Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(49.2)
Interest, net	115.5
Income tax benefit	(13.8)
Depreciation and amortization	139.6
Non-controlling interests	2.9
Loss on disposal of assets	1.8
Equity method income	(0.9)
Stock compensation	4.2
Monitoring fees and expenses	5.1
Debt extinguishment costs	73.5
Acquisition related expenses	3.1
Impairment loss	43.1
Discontinued operations, net of taxes	1.7

Adjusted EBITDA	$326.6